EXHIBIT 99.3

KELLEY DRYE & WARREN llp
A LIMITED LIABILITY PARTNERSHIP

101 PARK AVENUE
WASHINGTON, DC	NEW YORK, NEW YORK 10178	FACSIMILE
TYSONS CORNER, VA		(212) 808-7897
CHICAGO, IL	(212) 808-7800	www.kelleydrye.com
STAMFORD, CT
PARSIPPANY, NJ

PAUL F. DOYLE
BRUSSELS, BELGIUM		DIRECT LINE: (212) 808-7786
EMAIL: pdoyle@kelleydrye.com

AFFILIATE OFFICES
MUMBAI, INDIA
June 2, 2007
Daniel A. Ninivaggi, Esq.
Executive Vice President, General Counsel,
and Chief Administrative Officer
Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Dear Mr. Ninivaggi:
     As U.S. counsel to Tata AutoComp Systems Limited (‘TACO”), we are writing to you in connection with the letter that was submitted on behalf of Lear Corporation (“Lear”) on May 30, 2007 to Vice Chancellor Shine of the Delaware Chancery Court in the Lear Corporation Shareholders Litigation, C.A. No. 2728.
     Our firm called your outside counsel on the morning of May 30, 2007, soon after we were provided with the text of the proposed letter, to try and understand the purpose of such a letter and also to request that the letter not be filed with the court in the form and with the content in which it was shared with us, and pointing out a number of inaccuracies in the letter. While your counsel indicated he would determine if it was already filed, we heard nothing from your counsel and approximately three hours later the letter appeared on the Delaware Chancery Court website as having been filed.
     TACO informs us of the following facts, circumstances and views:
     TACO is extremely disappointed that Lear chose to unilaterally file such a letter, which casts aspersions on TACO’s seriousness in evaluating the acquisition proposal.
     TACO is unable to understand the need to present an unfair version of the events detailing TACO’s involvement. Nor is TACO able to understand why the letter, if it was so needed, was not made a confidential document despite Vice Chancellor Strine, in the May 21 telephonic court conference, specifically stating that a status report be given to him “in writing, but discreetly”. Further, while TACO understands Lear’s need to disclose the fact that Lear was

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June 2, 2007
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no longer in discussions with any third party regarding a potential acquisition proposal, TACO is unable to understand why the letter had to be filed with the SEC and thereby made public.
     TACO believes that Lear could have made the communication to the court in a fair and simpler manner and without naming TACO — just as Lear did not name the other two private equity funds, which actually introduced TACO to this transaction possibility and had as much interest in this potential acquisition possibility as TACO had. Further, the letter contains inaccuracies that TACO believes should be addressed, as its understanding of the history and process is quite different from what was portrayed in the letter.
     Prior to March 2007, TACO never considered Lear as an acquisition opportunity that it could either pursue or decline. In mid-March 2007, TACO was contacted by an investment bank, representing two private equity funds who were already evaluating Lear as part of the Go-Shop process, which invited TACO to join as a consortium partner to evaluate a potential joint acquisition of Lear. As an initial step, TACO started discussions on the draft non-disclosure agreement (“NDA”) from about March 20, after the NDA draft was sent to them late in the evening on March 19. TACO was granted access to the Lear electronic data room after the NDA was executed and sent to Lear on March 21, but it had not initiated any due diligence at that time. The “detailed management presentation” of March 21 referred to in the letter was an introductory telephonic presentation by Lear management. Further, the management meeting to the two private equity funds and TACO on April 12 devoted a significant amount of time to repeating the same presentation, thus reducing the amount of time available for detailed discussions with Lear management.
     On April 17, the two private equity funds and TACO were informed that a non-binding bid should be made by April 24. Given the magnitude of Lear’s business activity and the need to complete due diligence before submitting a bid, this was an unrealistic time frame. Additionally, the electronic data room did not contain a significant amount of the material needed to complete the due diligence. Hence, your mentioning that TACO undertook “extensive due diligence” during that time period is incorrect.
     In the meantime, the two private equity funds decided that they did not wish to continue the evaluation of the proposal by the consortium and this was conveyed to Lear on April 23.
     It is important to note that despite the withdrawal by the two private equity funds, TACO expressed its interest to Lear in continuing to evaluate the potential acquisition of Lear if it could identify another financial co-investor. TACO has always maintained that it needed a co-investor in this transaction. To reduce the risk of a potential co-investor dropping out midway through the process as had occurred with the earlier two private equity funds, TACO sought to

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introduce several co-investors to become interested in the proposed acquisition in partnership with TACO.
     On May 4, TACO provided Lear with the names of five potential co-investors, and subsequently added a sixth name. However, Lear suggested that TACO should produce a shortlist, without even allowing the potential co-investors to review Lear’s data, plans and other information. Until such time as TACO had a reasonable commitment from a potential co-investor, there was no reason for TACO to submit a non-binding bid, even though Lear had suggested that TACO could do so without tying up its equity financing sources.
     On May 9, TACO communicated to Evercore the names of its advisors along with the request for clearance of its one named co-investor which was short-listed. TACO also sought access to the electronic data room for its investment bankers and legal advisors on May 9 and for its accounting advisors on May 18.
     On May 15, Lear confirmed the introduction of TACO’s identified potential co-investor. Only after this did TACO’s investment banking and legal advisors receive access to the electronic data room to allow them to commence the due diligence activity. The data access to TACO’s investment banking and legal advisors was provided on May 16. The electronic data room at that time did not contain significant information needed for the due diligence process, including the schedules to the AREP Merger Agreement and the First Quarter Global Legal Matters Report (“GLMR”). Those schedules and the GLMR were not provided until May 24, 2007 and other legal diligence information was provided on subsequent dates. TACO’s accounting advisors reviewed the electronic data room materials between May 18 and May 20 and made requests for additional data and information on May 21. However, even on May 25, TACO’s accountants were of the view that a significant amount of data, including basic financial statement information, remained to be provided. In addition, TACO’s accountants reported to TACO that Lear had declined to provide access to Lear’s auditors (and their working papers) and other key financial data, such as revenue and profitability by platform, product and customer.
     The letter also mentions that “TACO has not even submitted a non-binding proposal.” However, when in May, after Lear gave clearance to TACO’s co-investor, TACO and the proposed co-investor did propose to submit a non-binding proposal, Lear’s advisors discouraged TACO and the potential co-investor from doing so, stating that a non-binding offer would unnecessarily divert the attention of the Special Committee of the Lear Board. Therefore, TACO and the potential co-investor were asked by Evercore to not submit a non-binding offer, but instead to work toward submitting a binding offer.
     On May 22, TACO was told that the binding offer had to be made, if at all, by June 4. It was also told that it would not receive any more due diligence information than had already been provided. In response, TACO clearly indicated to Lear and its advisors that it

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would be unable to submit a proposal in such a short time frame and with such a limited amount of due diligence information. Only then did Lear agree to consider a bid by June 15 and provide some additional due diligence information. However, the access to due diligence information and management time was still limited and TACO’s potential co-investor was uncomfortable proceeding on a timeline of June 15 as well. It is worth noting that a significant amount of data was added to the electronic data room only after TACO’s co-investor’s request for additional time was considered.
     In the period between May 16 and May 30, significant time and effort was expended trying to negotiate with Lear to obtain more time in which to complete due diligence and receive a reasonable amount of due diligence information commensurate with the scope of the proposed acquisition. Even now, it is significant that TACO and its potential co-investor were never given access to critical data that was needed to arrive at the real value for the transaction. The management meeting, which was scheduled for June 4, was planned only for about six hours, of which the top management was to be available only for three hours. That is one of the reasons why TACO and its co-investor sought to reschedule the management meeting — because they wanted to have extensive discussions on the business matters in such a meeting and they believed that it should span over two days at a minimum.
     Even as of May 30, a significant portion of the data required for a reasonable legal due diligence process had yet to be added to the electronic data room, and Lear had affirmatively refused to provide much of the accounting data that had been requested by TACO’s accounting advisor. TACO’s understanding is that profitability data mentioned as disclosed to others in Lear’s SEC filings has been denied to TACO, and the profit projections presented to TACO are different from Lear’s filings on May 30.
     Because of its perception that inadequate information was being provided by Lear, TACO’s co-investor became uncomfortable with the process and decided to drop out. As a result, TACO also elected to withdraw itself from the process.
     To conclude, TACO expended considerable management time and expense in the process. TACO is of the view that it has always been serious about the acquisition proposal and was willing to work within the significant process and information constraints imposed by Lear to the extent that TACO would still be able to conduct a reasonable due diligence process. TACO’s potential co-investor withdrew from the process because of its inability to complete, within the time frame available, the due diligence required for the transaction as a result of the limitations imposed by Lear, specifically Lear’s refusal to supply the diligence information, management time and access to customers that had been requested by TACO and its potential co-investor, TACO’s withdrawal from the process directly followed that of its potential co-investor.

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     TACO believes that the way Lear, in its letter to Vice Chancellor Strine, has described TACO’s role in the process, is materially misleading and unfortunate. TACO is unable to understand Lear’s motivation in doing so. As a result, TACO requested that we provide this letter to Lear setting forth TACO’s views, as described above, concerning such process.

Sincerely,

Paul F. Doyle